EXHIBIT 21.1

NAME OF SUBSIDIARY	Jurisdiction
Best S.p.A.	Italy
Best Deutschland GmbH	Germany
Best France S.A.	France
Broan-NuTone Canada, Inc.	Ontario, Canada
Venmar Ventilation Inc.	Quebec, Canada
Innergy Tech Inc.	Quebec, Canada
Venmar CES, Inc.	Saskatchewan, Canada
Venmar Ventilation (H.D.H.) Inc.	Quebec, Canada
Broan-NuTone LLC	Delaware
Aubrey Manufacturing, Inc.	Delaware
Broan Building Products (Huizhou) Co., Ltd.	China
Broan-NuTone (HK) Limited	China
NuTone Inc.	Delaware
Rangaire LP	Delaware
Eaton-Williams Group Limited	United Kingdom
Elektromec S.p.A.	Italy
Imerge Limited	United Kingdom
Jensen Industries, Inc.	Delaware
Linear LLC	California
Elan Home Systems, L.L.C.	Kentucky
Furman Sound, LLC	California
GTO, Inc.	Florida
M&S Systems, LP	Delaware
Niles Audio Corporation	Delaware
OmniMount Systems, Inc.	Arizona
Operator Specialty Company, Inc.	Michigan
Panamax Inc.	California
SpeakerCraft, Inc.	Delaware
Sunfire Corporation	Delaware
Xantech Corporation	California
Linear H.K. Manufacturing Ltd.	Hong Kong
Nordyne Inc.	Delaware
NORDYNE International, Inc.	Delaware
CES Group, Inc.	Delaware
Cleanpak International, Inc.	Delaware
Governair Corporation	Oklahoma
Huntair, Inc.	Delaware
Mammoth, Inc.	Delaware
Mammoth China Ltd.	Delaware
Shanghai Mammoth Air Conditioning Co. Ltd. Œ	China
Mammoth Group Investment Ltd. 	British Virgin Islands
Mammoth (Zhejiang) EG Air Conditioning Ltd.	China
Temtrol, Inc.	Oklahoma
Ventrol Air Handling Systems Inc.	Quebec, Canada
Webco, Inc.	Missouri

Œ	Shanghai Mammoth Air Conditioning Co. Ltd. is 50% owned by Mammoth China Ltd. and 50% by Ang Investments.

	Mammoth Group Investment Ltd. is 60% owned by Mammoth China Ltd. and 40% by Ang Investments.